FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the 1st day of January, 2005 (“Agreement”), by and between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation (the “Company”), and THOMAS F. KIRK (the “Executive”).

        WHEREAS, the Executive and Hanger Orthopedic Group, Inc. (“Hanger”) executed an initial Employment Agreement on January 2, 2002 (“Original Agreement”), which Original Agreement was amended by the Amended and Restated Employment Agreement, dated April 22, 2003, and the Second Amended and Restated Employment Agreement, effective as of January 1, 2005 (“Second Amended Agreement”);

        WHEREAS, the Second Amended Agreement was assigned from Hanger to the Company pursuant to the Assignment of Employment Agreement, effective as of January 1, 2007, between the Executive, the Company and Hanger;

        WHEREAS, the Second Amended Agreement was amended by the Third Amended and Restated Employment Agreement, by and between the Executive and the Company, effective as of January 1, 2005 (“Third Amended Agreement”);

        WHEREAS, the parties hereto desire to amend the Third Amended Agreement as set forth in this Agreement, with such amendments to be retroactively effective to January 1, 2005; and

        WHEREAS, the Company desires to employ the Executive and to incentivize the Executive to remain in the employ of the Company, subject to the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.	Employment, Term.

        1.1     Employment. The Company agrees to employ the Executive in the position and with the responsibilities, duties, and authority set forth in Section 2.

        1.2     Term. The term of the Executive’s employment under this Agreement shall commence as of the effective date of the Original Agreement and shall terminate on the fifth anniversary of the effective date thereof, unless extended or sooner terminated in accordance with this Agreement. In the event the Executive continues to be employed by the Company following the fifth anniversary of the effective date of the Original Agreement, this Agreement shall automatically renew for successive one (1) year terms, unless terminated pursuant to Section 1.3, Section 6 or Section 7 of this Agreement.

        1.3     Automatic Extension. As of the fifth anniversary date of the Original Agreement, and as of each anniversary subsequent thereto (“Automatic Renewal Date”), unless either party shall have given thirty (30) days’ prior written notice of non-extension prior to such Automatic Renewal Date, the term of this Agreement shall be extended automatically for a period of one year. In the event that the Company gives written notice of non-extension, such notice shall be considered a Termination without Cause under the provisions of Section 6.4, unless otherwise mutually agreed between the Parties.

        1.4    Termination Date. For purposes of this Agreement, the term “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Company for any reason whatsoever, other than death or Disability, the Executive’s last day of work; (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the effective date of the Disability, as the case may be; and (iii) if the Executive’s employment is terminated by the Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement. Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which the Executive has incurred a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A, as determined by applying the default rules thereof.

        1.5    Office. The Executive's principal office will be located in Bethesda, Maryland.

2.	Position, Duties.

        The Executive shall serve the Company in the position of Vice President and Hanger in the positions of President and Chief Operating Officer and shall be recommended by the Company to the Nominating Committee of the Board of Directors to be the next person nominated to be a member of the Board of Directors as soon as possible, but no later than March 15, 2003. The Executive shall faithfully and diligently perform the duties appropriate to said position, which, in addition to those responsibilities assigned to him from time to time by the Chief Executive Officer and the Board of Directors of Hanger (the “Board of Directors”), shall include, among other things, responsibility for all of Hanger’s operating units, divisions, partially or wholly-owned subsidiaries, and corporate staff units, including, but not limited to, information technology, human resources, materials management and purchasing, real estate, legal, regulatory, compliance, and strategic planning/corporate development. The Executive shall devote his full business time and attention to the performance of his duties and responsibilities hereunder.

3.	Salary, Incentive Bonus, Stock Options, Other Benefits.

        3.1    Salary. During the term of this Agreement, the Company shall pay to the Executive a minimum base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum, payable in accordance with the standard payroll practices of the Company (the “Base Salary”). The Base Salary shall be increased to Four Hundred Sixty-Three Thousand Five Hundred Dollars ($463,500.00) effective January 1, 2006 and shall be increased to Four Hundred Seventy-Nine Thousand Dollars ($479,000.00) effective January 1, 2007. The Executive shall be entitled to such increases in Base Salary during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to Hanger.

        3.2    Bonus.

        (a)     In addition to the Base Salary, the Executive shall participate in Hanger’s current bonus plan for senior corporate officers (the “Bonus Plan”), as approved by the Compensation Committee of the Board of Directors in each calendar year during the term of this Agreement. The Executive’s target bonus is seventy-five percent (75%) of the Base Salary (the “Target Bonus”) and is contingent on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, and up to one hundred fifty percent (150%) of the Base Salary (the “Maximum Bonus”) if the Employee exceeds certain performance criteria and Hanger exceeds certain year-end financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee. The Executive shall be entitled to such increases in the “Target Bonus” and the “Maximum Bonus” during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to Hanger.

        (b)     The bonus shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices. In the event that the Executive is employed for less than the full calendar year in the year in which his Termination Date occurs (“Termination Year”), the bonus payable to the Executive shall be subject to Sections 6 and 7 of this Agreement and calculated based on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion. Such bonus shall be pro-rated for the portion of the Termination Year during which the Executive was employed by the Company. With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2(b) shall be payable to the Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.

        3.3    Stock Options & Restricted Stock.

        (a)     As an incentive for the Executive’s future performance in improving shareholder value, the Company shall grant to the Executive options to purchase three hundred fifty thousand (350,000) shares of Hanger’s common stock, $0.01 par value per share (the “Stock”), with such options being valued at the closing price of the Stock on the effective date of the Original Agreement. The Company shall also grant to the Executive options to purchase a minimum of one hundred thousand (100,000) shares of Stock on each of the first, second, and third anniversaries of the Original Agreement. The Executive may participate in future awards of options to purchase Stock or restricted shares in a manner consistent with any stock option plan or restricted share plan adopted by Hanger for its senior corporate officers. Option or restricted share grants subsequent to the foregoing initial three year period shall be based upon targets adopted annually by the Board of Directors, which targets may be derived from budgets generated by Hanger’s management, and the determination as to the amount of such options or restricted shares, if any, shall be at the sole discretion of the Board of Directors.

        (b)     The options or restricted shares provided in subparagraph (a) of this Section 3.3 shall be evidenced by a stock option agreement or restricted share grant agreement (“Stock Agreement”) between the Executive and Hanger, which Stock Agreement shall provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder. Notwithstanding any provisions now or hereafter existing under any stock incentive plan of Hanger, all options or restricted shares granted to the Executive shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 6.3 or Section 6.5(a) hereof, and the Executive (or his estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such options, if applicable.

        (c)     Notwithstanding any provisions now or hereafter existing under any stock option plan or restricted share plan of Hanger, in the event of a Change in Control (as hereinafter defined), all options or restricted shares provided to the Executive pursuant to Section 3.3(a) of the Original Agreement or any Stock Agreement shall be granted and shall immediately fully vest as of the date of such Change in Control with such options or restricted shares being valued at the closing price of Hanger’s common stock on the day prior to the day of the Change in Control.

        (d)     For purposes of this Agreement, a “Change in Control” shall be deemed to exist if:

(i)	a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger having a right to vote in elections of directors; or

(ii)	Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)	Hanger disposes of all or substantially all of the business of Hanger to a party or parties other than a subsidiary or other affiliate of Hanger pursuant to a partial or complete liquidation of Hanger, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

(iv)	the Board of Directors approves Hanger’s consolidation or merger with or into any other person (other than a wholly-owned subsidiary of Hanger), or any other person’s consolidation or merger with or into Hanger, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

        (e)     For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors who either was a member of the Board of Directors on the date hereof or who subsequently became a Director of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

        3.4     Senior Corporate Officer Benefits. The Executive shall be entitled to participate in benefit plans now existing or hereinafter adopted by the Board of Directors for the senior corporate officers of the Company. Upon a Change in Control, any interest of the Executive in any future Supplemental Executive Retirement Plan or deferred compensation plan shall immediately vest.

        3.5     Car Allowance and Parking. The Executive shall be provided with (a) a luxury-class automobile leased by the Company under the same terms and conditions as enjoyed by other senior corporate officers of the Company, which terms shall include reimbursement for all fuel, toll, maintenance, insurance and upkeep costs associated with the vehicle, and (b) a reserved parking space at the Company’s headquarters. Upon termination of the Executive’s employment under this Agreement for any reason, the Company may, at its option, demand the prompt return of the automobile, or, upon the mutual agreement of the Executive and the Company, the Executive may assume the lease for the automobile.

        3.6     Parachute Penalties. For all payments made or required to be made pursuant to the terms of this Agreement, including any payments made with respect to the Executive’s termination of employment for any reason, the Company shall determine and pay the Executive, as soon as practicable, an amount sufficient to cover the gross-up of any excise, income and other taxes resulting from the imposition of the parachute penalties of the Code or applicable state tax laws. Such determination and payment by the Company shall be made six (6) months and one (1) day after the Executive’s Termination Date or, if later, before the end of the calendar year following the calendar year in which the Executive paid any such excise tax.

        3.7     Local Residence. During the term of this Agreement and for thirty (30) days following the Termination Date, the Company agrees to provide (a) the Executive with a leased, furnished residence of the Executive’s choosing of not less than two thousand (2,000) square feet located within a three mile radius of the Company’s headquarters, and (b) all of the Executive’s utilities (excluding telephone fees and charges), fees, maintenance costs, insurance premiums and garage charges incurred in connection with the Executive’s occupancy of such residence.

        3.8     Other. The Company agrees to: (a) provide the Executive with a desktop and/or laptop computer for his use while working at the Company’s headquarters and the Executive’s local residence, (b) reimburse the Executive for up to Three Thousand Dollars ($3,000) per year for out-of-pocket expenses incurred by the Executive for financial and tax planning, (c) provide or reimburse the Executive’s costs for a life insurance policy for the Executive in a minimum amount of two times the Base Salary in addition to the one times the Base Salary provided in the base benefit package, payable to a beneficiary of the Executive’s choosing, (d) reimburse the Executive’s travel costs between Bethesda, Maryland and the Executive’s primary residence until such time as the local residence described in Section 3.7 is occupied by the Executive and (e) provide or reimburse the Executive’s costs for a supplemental long term disability insurance policy.

4.	Expense Reimbursement.

        During the term of this Agreement, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon presentation of proper accounts in accordance with the Company’s policies and practices for senior corporate officers.

5.	Pension and Welfare Benefits; Vacation.

        5.1     Benefit Plans. During the term of this Agreement, the Executive will be eligible to participate in all employee benefit plans and programs (including, without limitation, 401(k), medical, dental, life, and disability plans of Hanger) offered by the Company from time to time to its senior corporate officers, subject to the provisions of such plans and programs as in effect from time to time. The Executive shall be reimbursed for all deductibles, co-payments and other out-of-pocket expenses, excluding premium payments, related to all medical, dental, prescription and vision benefits offered by Hanger.

        5.2    Vacation. The Executive shall be entitled to five (5) weeks vacation per year.

6.	Termination of Employment.

        6.1    Death.

        (a)     The Executive’s employment shall be terminated by the Executive’s death. In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the Base Salary and vacation as accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

        (b)     In addition to the payments described in Section 6.1(a), the Company shall pay a death benefit of an additional twenty-four (24) months of Base Salary and an additional bonus payment (“Additional Bonus Payment”) equal to two (2) times the Target Bonus for the Termination Year. Such payment shall be made in one (1) lump sum payment, with such payment to be made to the estate or other legal representative of the Executive within forty-five (45) days after receipt by the Company of notice of Executive’s death. The Executive’s estate or legal representative shall have no right to designate the taxable year of payment. Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

        6.2    Disability.

        (a)     “Disability” means, for purposes of this Agreement, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

        (b)     If the Executive shall incur a Disability, the employment of the Executive shall be terminated. In the event of such termination, the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

        (c)     In addition to the payments described in Section 6.2(a), the Company shall pay to the Executive, for a period of six (6) months following such termination, a monthly severance benefit consisting of: (i) the difference between the Executive’s monthly Base Salary at the Termination Date and the monthly disability pay benefits received by the Executive and (ii) an amount equal to one-twenty-fourth (1/24th) of the Additional Bonus Payment; provided, however, that the Company reserves the right to pay such amounts according to its normal payroll practices. Any portion of this severance benefit that is in excess of the lesser of two (2) times (i) the Executive’s annualized rate of compensation for the preceding taxable year (adjusted for certain increases that would have been received in the normal course of employment) or (ii) the Code Section 401(a)(17) compensation limit for qualified plan purposes as in effect for the Termination Year shall not be paid as a monthly severance benefit but shall be paid to the Executive six (6) months and one day after the Termination Date. On the day following the six (6) month anniversary of the Termination Date, Executive shall receive an amount equal to (i) eighteen (18) months of the Executive’s monthly Base Salary at the Termination Date, less the amount of monthly disability pay benefits to which Executive will be entitled over the eighteen (18) month period immediately following the six month anniversary of the Termination Date and (ii) three-quarters (3/4) of the Additional Bonus Payment. Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in this Section 6.2(c), or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Rights and benefits of the Executive under the other benefit plans and programs of Hanger shall be determined in accordance with the terms and provisions of such plans and programs. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 6.2(c) within forty-five (45) days following receipt by the Company of notice of Executive’s death. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 6.2(c) unless Executive has first duly executed the form of agreement and general release attached hereto as Exhibit A (“Release”) on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

        6.3     Due Cause. The employment of Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to the Executive. Rights and benefits of the Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs. For purposes hereof, “Due Cause” shall be defined as (a) the Executive’s willful and continuing failure to discharge duties and responsibilities under this Agreement after having been given notice in writing and opportunity to cure, (b) any material act of dishonesty involving the Company, or (c) conviction of a felony.

        6.4    Termination by the Company Without Cause.

        (a)     The Company may terminate the Executive’s employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1 (Death); 6.2 (Disability); 6.3 (Due Cause); 6.5 (Voluntary Termination); or 6.6 (Retirement), the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

        (b)     In addition to the payments described in Section 6.4(a), the Company shall pay to the Executive, within forty-five (45) days following the Termination Date, a severance payment in an amount equal to two (2) years of the Base Salary (at the annual rate in effect immediately prior to termination) and the Additional Bonus Payment. Any portion of this severance benefit that is in excess of the lesser of two (2) times (i) the Executive’s annualized rate of compensation for the preceding taxable year (adjusted for certain increases that would have been received in the normal course of employment) or (ii) the Code Section 401(a)(17) compensation limit for qualified plan purposes as in effect for the year in which the Termination Date occurs, shall not be paid as a severance benefit but shall be paid to the Executive in a single lump sum six (6) months and one day after the Termination Date. For eighteen (18) months following termination pursuant to this Section 6.4(b), the Company shall (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for all other benefits granted to the Executive in Sections 3.4, 3.6, 3.8 and 5.1, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

        In addition, for the period ending on December 31 of the second calendar year following the calendar year in which the Executive’s Termination Date occurs, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

        (c)     Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in Section 6.4(b), or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 6.4(b) within forty-five (45) days following receipt by the Company of notice of Executive’s death.

        (d)     Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under Section 6.4(b) unless Executive has first duly executed the Release on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

        6.5    Voluntary Termination.

        (a)     The Executive may terminate his employment with the Company at any time upon sixty (60) days’ prior written notice to the Company and the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). Except as otherwise provided in this Agreement, rights and benefits of the Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with provisions of such plans and programs.

        (b)     In the event that the Company or the Board of Directors alters the scope of the Executive’s position and duties as described in Section 2 without the consent of the Executive, or the Executive experiences any reduction of the Base Salary, Bonus Plan targets (as distinguished from the payments received thereunder) or other benefits as described in Sections 3 and 5 of this Agreement, the Executive may terminate his employment with the Company upon sixty (60) days’ prior written notice to the Company. If the Company does not permit the Executive to continue actively working during such notice period, the Executive shall be deemed to be on a bona fide leave of absence until the last day of such notice period. In the event of a termination of the Executive’s employment under this Section 6.5(b), the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). In addition, the Company shall pay to the Executive six (6) months and one day after the Termination Date an amount equal to two (2) years of the Base Salary (at the annual rate in effect immediately prior to termination) and the Additional Bonus Payment. In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for all other benefits granted to the Executive in Sections 3.4, 3.6, 3.8 and 5.1, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

        In addition, for the period ending on December 31 of the second calendar year following the calendar year in which the Executive’s Termination Date occurs, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

        (c)     Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in Section 6.5(b), or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 6.5(b) within forty-five (45) days following receipt by the Company of notice of Executive’s death.

        (d)     Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 6.5 unless Executive has first duly executed the Release on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

        6.6    Retirement.

        (a)     In the event of the Executive’s Retirement (as defined in Section 6.6(b)), the Company shall pay to the Executive the Base Salary and vacation accrued through the date of Retirement (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). Except as otherwise provided in this Agreement, rights and benefits of the Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with provisions of such plans and programs.

        (b)     “Retirement” shall mean the Executive’s voluntary termination of employment at or after age sixty-five (65), provided the Executive has given the Company written notice of the Executive’s intent to retire no less than one (1) year prior to the scheduled Termination Date and the Executive has, as of the scheduled Termination Date, been continuously employed with Hanger, including any of its direct or indirect subsidiaries, for a period of no less than eight (8) years.

7.	Change In Control and Termination Provisions.

        If within a two (2) year period following any Change in Control there occurs:

        (a)     any termination of the Executive (other than as set forth in Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause), 6.5 (Voluntary Termination) or 6.6 (Retirement) of this Agreement);

        (b)     a material diminution of the Executive’s responsibilities, as compared to the Executive’s responsibilities immediately prior to the Change in Control;

        (c)     any reduction in the Base Salary or Bonus Plan targets (as distinguished from the payments received thereunder), as compared to such Base Salary or such targets as of the date immediately prior to the Change in Control;

        (d)     any failure to provide the Executive with benefits: (1) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company under Hanger’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents or (2) granted to the Executive by this Agreement;

        (e)     any relocation of the Executive’s principal site of employment to a location more than twenty-five (25) miles from the Executive’s principal place of employment as of the date immediately prior to the Change in Control; or

        (f)     any material breach of this Agreement by the Company;

then, at the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of any of the foregoing events, the Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and the Executive shall be entitled to receive the Base Salary and vacation accrued to the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). In addition, the Company shall pay to the Executive six (6) months and one day after the Termination Date an amount equal to two (2) years of the Base Salary (at the annual rate in effect immediately prior to termination) and the Additional Bonus Payment. In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for all other benefits granted to the Executive in Sections 3.4, 3.6, 3.8 and 5.1, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

        In addition, for the period ending on December 31 of the second calendar year following the calendar year in which the Executive’s Termination Date occurs, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

        (g)     Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in this Section 7, or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 7 within forty-five (45) days following receipt by the Company of notice of Executive’s death.

        (h)     Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 7 unless Executive has first duly executed the Release on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

8.	Confidential Information.

        8.1     Nondisclosure. Unless the Executive secures the Company’s written consent, the Executive will not, for a period of two (2) years after the Termination Date, disclose, use, disseminate, lecture upon, or publish Confidential Information, whether or not such Confidential Information was developed by him.

        8.2     Confidential Information Defined. “Confidential Information” means information disclosed to the Executive or known by him as a result of his employment with the Company, not generally known in the industry, about the Company’s and/or Hanger’s (including any direct or indirect subsidiary of Hanger) services, products, or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating manuals, business methods, financial strategic planning, client retention, customer and supplier lists, data processing, insurance plans, risk management, marketing, contracting, selling and employees.

9.	Interference With the Company.

        The Executive will not, during the Executive’s term of employment and for a period of two (2) years after the Termination Date, directly or indirectly (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere within the continental United States that is competitive with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) on the Termination Date, (ii) solicit or entice or endeavor to solicit or entice away from the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) any director, officer, employee, agent or consultant of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any person, firm, corporation or other organization, regardless of whether the person solicited would commit any breach of such person’s contract of employment by reason of leaving the Company’s service; (iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) as of the Termination Date for the purpose of competing with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any other person, firm, corporation or organization; (iv) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any person who was a director, officer, or employee of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) at any time during the two years preceding the Termination Date, unless such person’s employment was terminated by the Company and/or Hanger (including any direct or indirect subsidiary of Hanger); or (v) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any person who is or may be likely to be in possession of any Confidential Information. The parties hereto agree that if, in any proceeding, the Court or other authority shall refuse to enforce covenants set forth in this Section 9, because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

10.	Injunctive Relief.

        In the event that the Company seeks an injunction or similar equitable relief for the breach or threatened breach of the provisions of Sections 8 or 9 of this Agreement, the Executive agrees that the Executive shall not use the availability of arbitration in Section 15 hereof as grounds for the dismissal of any such injunctive action.

11.	Successors and Assigns.

        11.1    Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon and inure to the benefit of, the Company, as so defined. The Company and the Executive agree that the Company may not assign this Agreement without the express, written consent of the Executive.

        11.2     Assignment by the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive’s estate.

12.	Governing Law.

        This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware applicable to contracts to be performed entirely within such state. In the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect the Company’s right to relief as provided for herein within the courts of any other jurisdiction. Such provisions, as they relate to each jurisdiction, are, for this purpose, severable into diverse and independent covenants. Service of process on the parties hereto at the addresses set forth herein shall be deemed adequate service of process.

13.	Entire Agreement.

        This Agreement contains all the understandings and representations between the parties pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them.

14.	Amendment, Modification, Waiver.

        No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company other than the Executive. Except as otherwise specifically provided for in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof, or exercise of any other such right, power, or privilege. Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.

15.	Arbitration.

        The Company and the Executive will attempt amicably to resolve disagreements and disputes hereunder or in connection with the employment of Executive by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the branch thereof, will be subject to exclusive, final, and binding arbitration, which will be conducted in Washington, DC in accordance with the Labor Arbitration Rules of Procedure of the American Arbitration Association. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

16.	Notices.

        Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

c/o Hanger Orthopedic Group, Inc. 2 Bethesda Metro Center, Suite 1200 Bethesda, MD 20814 Attention: Chief Executive Officer

If to the Executive:

Thomas F. Kirk 2616 Lighthouse Bend Drive Ponte Vedra Beach, FL 32082

17.	Severability.

        Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been set forth herein.

18.	Withholding.

        Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

19.	Survivorship.

        The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

[ The next page is the signature page. ]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of November, 2007.

HANGER PROSTHETICS & ORTHOTICS, INC.
By: /s/ Brian Wheeler
Brian Wheeler, Vice President
/s/ Thomas F. Kirk
Thomas F. Kirk

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

[Attached.]